Exhibit 10.7

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”), dated [●], and is effective as of the date of the consummation of the transactions contemplated by the Merger Agreement (as defined below) (the “Effective Date”), is made and entered into by and between Tigo Energy, Inc., a Delaware corporation (the “Company”) and the Person identified as the Restricted Party on the signature pages hereto (the “Restricted Party”). The Company and the Restricted Party are collectively referred to herein as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 4.1 below or the Merger Agreement (as defined below), as applicable.

RECITALS

A.                 The Company has entered into that certain Agreement and Plan of Merger, dated as of December 5, 2022 (the “Merger Agreement”), among the Company, Roth CH Acquisition IV Co., a Delaware corporation (“Acquiror”), and Roth IV Merger Sub Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Acquiror (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation and a wholly-owned Subsidiary of Acquiror (the “Merger”), (y) the Company will change its name to “Tigo Energy MergeCo, Inc.”, and (z) Acquiror will concurrently or shortly thereafter change its name to “Tigo Energy, Inc.”

B.                  The Restricted Party has and will continue to have knowledge of and access to Confidential Information that is proprietary to, highly sensitive, and constitutes valuable assets of, the Company.

C.                  The going concern value of the Company would be substantially diminished if the Restricted Party were to compete with the Company or engage in other harmful behavior.

D.                 Pursuant to the Merger Agreement, all of the Restricted Party’s equity interests in the Company will be exchanged for equity interests in the Acquiror.

E.                  Pursuant to the Merger Agreement, the Restricted Party’s execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Merger Agreement, and the Company would not consummate the transactions contemplated by the Merger Agreement without entering into this Agreement with the Restricted Parties.

AGREEMENT

The Parties agree as follows:

Article I
AGREEMENT

1.1               Adoption of Recitals; Effectiveness of Agreement. The Parties adopt the foregoing Recitals and agree and affirm that the construction of this Agreement will be guided thereby. If the Merger Agreement is terminated or the transactions contemplated thereby are not consummated for any reason, this Agreement shall not become effective, shall have no force or effect, and shall be null and void ab initio.

1.2               Inducement; Additional Consideration. As an inducement for the Company to consummate the transactions contemplated by the Merger Agreement, the Restricted Party agrees to the covenants and restrictions in this Agreement.

Article II

RESTRICTIVE COVENANTS

2.1               Legitimate Business Interests. The Restricted Party acknowledges that they have had and will continue to have access to the most sensitive and valuable trade secrets, proprietary information and other Confidential Information of the Company, which constitute valuable business assets of the Company, and the use, application or disclosure of such Confidential Information would cause immediate and irreparable harm to the Company, which could not be adequately remedied through the payment of monetary damages. Therefore, as an inducement for the Company to enter into the Merger Agreement and for the Company to consummate the transactions contemplated thereby and to protect the Confidential Information and other legitimate business interests of the Company, the Restricted Party hereby agrees to be bound by the restrictive covenants in this Article II, which the Parties expressly agree are reasonably and narrowly tailored to protect the Confidential Information and other legitimate business interests of the Company.

2.2               Confidentiality. The Restricted Party will keep confidential and not disclose to any other Person or use for the Restricted Party’s own benefit or the benefit of any other Person (other than the Company) the terms of this Agreement and all Confidential Information; provided that a Restricted Party may disclose the terms of this Agreement and Confidential Information (i) to such Restricted Party’s immediate family members, personal tax or financial advisors, attorneys, accountants and other advisors, who, in each case, agree to keep such information confidential,(ii) to the extent that disclosure is required by applicable Law or Governmental Order, provided that as soon as reasonably practicable before such disclosure, the Restricted Party gives the Company prompt written notice of such disclosure to enable the Company to seek a protective order or otherwise preserve the confidentiality of such information, (iii) the Confidential Information becomes generally known to or available for use by the public other than as a result of the Restricted Party’s acts or omissions, or (iv) with respect to the terms of this Agreement only, to prospective future employers or prospective business partners solely for the purpose of disclosing the limitations on the Restricted Party’s conduct imposed by this Agreement, who agree to keep such information confidential. For the avoidance of doubt, nothing in this Agreement prohibits the Restricted Party from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise cooperating or communicating with any such agencies or entities that may be investigating possible unlawful conduct (including providing documents or other information such agencies or entities without notice to the Company). This Agreement does not prohibit the Restricted Party from enforcing the Restricted Party’s rights under this Agreement or under any other agreement between the Restricted Party and the Company or any of its Affiliates or defending against any claims, suits, actions or other legal proceedings between the Restricted Party and the Company, responding to breaches of this Agreement, or otherwise cooperating. The Restricted Party does not need the prior authorization of the Company or any of its Affiliates to make such reports or disclosures and the Restricted Party is not required to disclose to the Company or any of its Affiliates that the Restricted Party has made such reports or disclosures. In addition, pursuant to 18 USC Section 1833(b), the Restricted Party shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Restricted Party files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, the Restricted Party may disclose the Company’s or such Affiliate’s trade secrets to an attorney and use the trade secret information in the court proceeding; provided that such Restricted Party files (i) any document containing the trade secret under seal and (ii) does not disclose the trade secret except pursuant to court order.

2.3               Non-Competition.

(a)                Restrictions. The Restricted Party agrees and covenants that, during the Restricted Period, they will not, directly or indirectly, individually or on behalf of or in coordination with any Affiliate or other Person engage in the Business, or participate in the ownership, operation, control or financing of, or be connected as an owner, investor, partner, joint venturer, director, manager, officer, employee, independent contractor, consultant or other agent of, or have any other financial relationship in or with, any Person or enterprise that, directly or indirectly, engages in the Business, in each case, anywhere within or with respect to the Restricted Territory.

(b)                General Exceptions. Nothing in this Section 2.3 will prohibit the Restricted Party from (i) owning, in the aggregate, less than two percent (2%) of any publicly traded securities as long as the Restricted Party does not participate in the management, operation or control of such entity; or (ii) trading in stocks, bonds, securities, real estate, commodities or other forms of investment for his/her/its own benefit as long as such activity does not materially interfere with the Restricted Party’s job duties under his or her employment agreement(s) with the Company.

2.4               Non-Solicitation. The Restricted Party agrees and covenants that, during the Restricted Period, they will not, directly or indirectly, on such Restricted Party’s own behalf or on behalf of any other Person: (a) hire, engage, retain, solicit or otherwise enter into any business relationship with (including by recruiting, identifying or targeting as a candidate for recruitment) any Company personnel (whether a director, officer, employee or independent contractor or in any other capacity) who is currently providing services to the Company and who was providing services while the Restricted Party was employed by the Company, or attempt or assist anyone else to do so, or induce any Company personnel to terminate, restrict or hinder such Company personnel’s employment or association with the Company or intentionally interfere in any way with the relationship between such Company personnel and the Company; or (b) solicit, interfere with or induce or attempt to solicit, interfere with or induce, directly or indirectly, any of the following Persons to terminate, restrict, or hinder such Person’s association with the Company: a customer, supplier, vendor, broker, lessor, lessee, dealer, distributor, licensor, equityholder, lender, joint venturer, consultant, agent or other Person having a business relationship with the Company, at any time within the twelve (12)-month period immediately preceding the date of any such solicitation, interference or inducement (or attempt thereto) (or, if the date of the challenged activity is following termination of employment, then instead is or was such a customer, supplier, vendor, broker, lessor, lessee, dealer, distributor, licensor, equityholder, lender, joint venture, consultant, agent or other Person having a business relationship with the Company as of the date of such termination). Notwithstanding the foregoing, (a) nothing herein shall preclude a general solicitation through a public medium or general or mass mailing by the Restricted Party or on behalf of the Restricted Party and not directly or indirectly targeted at such employee, customer, or other Person covered by this Section 2.4, and (b) the Restricted Party may hire any such employee or personnel whose employment or services have been terminated more than six (6) months prior to such hiring by the Restricted Party without inducement or solicitation by the Restricted Party.

2.5               Non-Disparagement. During the Restricted Period, the Restricted Party agrees and covenants that they will not, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about the Company or any of their directors, managers, officers, employees, agents, successors and permitted assigns, or any of their respective businesses, operations, financial condition or prospects, except as required by applicable Law or Governmental Order or in the course of filing a charge with a government agency or participating in its investigation; provided, that truthful responses (written or verbal) in connection with any legal process, performance evaluation, or audit shall not be a violation hereof. For the avoidance of doubt, nothing in this Agreement prohibits the Restricted Party from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise cooperating or communicating with any such agencies or entities that may be investigating possible unlawful conduct (including providing documents or other information such agencies or entities without notice to the Company). This Agreement does not prohibit the Restricted Party from enforcing the Restricted Party’s rights under this Agreement or under any other agreement between the Restricted Party and the Company or any of its Affiliates or defending against any claims, suits, actions or other legal proceedings between the Restricted Party and the Company, responding to breaches of this Agreement, or otherwise cooperating.

2.6               Use of Entity Names. The Restricted Party will not, directly or indirectly, use (or cause to be used) any of the names “Tigo”, “Tigo Energy”, “Tigo Energy MergeCo” or any other business, trade or fictitious name of the Company (including, in each case, acronyms and derivations thereof) without the Company’s express prior written consent (which may be withheld by the Company in its sole discretion).

2.7               Independence. The existence of any claim, demand, action or cause of action of the Restricted Party against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any covenant or agreement of the Restricted Party in this Agreement. Nothing in this Agreement will supersede or otherwise adversely affect the validity of any restrictive covenant (including confidentiality, non-competition, non-solicitation and similar covenants) in any other agreement to which the Restricted Party and the Company are parties.

2.8               Scope of Covenants; Equitable Relief. The Restricted Party acknowledges and agrees that (a) the restrictive covenants in this Article II and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company, (b) any breach of the restrictive covenants in this Article II will cause immediate and irreparable harm to the Company, which could not be adequately remedied through the payment of monetary damages, (c) if any breach of any such covenant occurs, then the Company will be entitled to seek injunctive relief (without the posting of a bond or similar security) in addition to such other legal and equitable remedies that may be available (without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), (d) the Restricted Party hereby waives the claim or defense that an adequate remedy at law exists for such a breach, and (e) in the event any covenant in this Article II is found to be unreasonable by an arbitrator or a court, the Restricted Party agrees to such other restriction(s) as such arbitrator or court may determine to be reasonable and shall not assert that such covenant should be eliminated in its entirety by such arbitrator or court.

2.9               Equitable Tolling. If the Restricted Party breaches any covenant in this Article II, then the duration of such covenant will be tolled with respect to the Restricted Party for a period of time equal to the time of such breach and, if the Company seeks injunctive relief or other remedies for any such breach, then the duration of such covenant will be tolled with respect to the Restricted Party for a period of time equal to the pendency of such proceedings (including all appeals).

Article III
RESTRICTED PARTY REPRESENTATIONS AND WARRANTIES

The Restricted Party hereby represents and warrants to the Company, as of the Effective Date, that:

3.1               Power and Authority. The Restricted Party is a natural Person. The Restricted Party has full power, authority and legal capacity to enter into and perform this Agreement.

3.2               Enforceability. This Agreement has been duly executed and delivered by the Restricted Party and constitutes a valid and legally binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

3.3               Consents. No consent, authorization, Governmental Order or approval of, or filing or registration with, any governmental authority or other Person is required for the Restricted Party’s execution and delivery of this Agreement.

3.4               No Conflicts. Neither the Restricted Party’s execution and delivery of this Agreement nor the Restricted Party’s performance under this Agreement will conflict with or result in a breach of any provision of any Law or Governmental Order to which the Restricted Party is party or by which such Restricted Party is bound. The Restricted Party is not a party to or bound by any contract or other agreement under which (a) the Restricted Party’s execution and delivery of or performance under this Agreement will constitute a default, breach or event of acceleration or (b) performance by the Restricted Party according to the terms of this Agreement may be prohibited, prevented or delayed.

3.5               Acknowledgment. The Restricted Party (a) has read and fully understands this Agreement; (b) has been given sufficient time to consider the Restricted Party’s actions in respect of this Agreement; (c) has had the opportunity to obtain independent legal and other advice with respect to this Agreement; and (d) has either obtained such advice or declined on the Restricted Party’s own account to obtain such advice and is proceeding with entering into this Agreement. The Restricted Party further acknowledges and agrees that the restrictions set forth in this Agreement are being entered into by it in connection with the Merger Agreement, that the Restricted Party will receive good and valuable consideration as a result of the consummation of the transactions contemplated by the Merger Agreement and that the Company would not have entered into the Merger Agreement or consummated the transactions contemplated thereby in the absence of this Agreement.

Article IV
DEFINED TERMS

4.1               Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

“Business” means (i) research, development and manufacturing of (1) smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial and utility-scale solar systems, (2) other solar products, including inverters and battery storage units, and (ii) the sales, distribution and monitoring of certain components of residential, commercial and utility-scale solar systems.

“Confidential Information” means all confidential, proprietary and trade secret information (including all tangible and intangible embodiments thereof) that concerns the Company, the services, processes or products offered by the Company, including lists of and information regarding current and prospective customers, referral sources, vendors and suppliers of the Company, personnel information (including the identity of former, current and prospective directors, officers, employees, independent contractors and other business relations of the Company and the responsibilities, competence, abilities and compensation of such Persons), computer programs, unpatented inventions, discoveries or improvements, testing and treatment techniques and results, marketing, manufacturing, or organizational research and development, contracts and contractual relations, licenses, accounting ledgers and financial statements, business plans, forecasts and projections, business methods, pricing and financial information, information concerning planned or pending acquisitions or divestitures, and information concerning purchases of real property or major equipment or other personal property, and any other information or data that the Company treats as proprietary or designates as confidential information, whether or not owned or developed by the Company; provided, however, that “Confidential Information” does not include any information that the Restricted Party can demonstrate has been made generally available to the public (other than through the Restricted Party’s breach of this Agreement or, to the Restricted Party’s knowledge, by a third-party’s breach of a confidentiality covenant).

“Restricted Period” means the period from the Closing Date to the date that is four (4) years after the Closing Date.

“Restricted Territory” means any location where the Company conducts the Business.

Article V
GENERAL PROVISIONS

5.1               Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient or sent to the recipient by facsimile (with delivery confirmation retained), (ii) upon transmission if by electronic email (provided no error message or delivery failure message is received by the sender) or (iii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid) and (c) addressed as follows (as applicable):

If to a Restricted Party, to the address reflected on the Restricted Party’s signature page to this Agreement.
If to the Company:	with a copy (which shall not constitute notice) to:

Tigo Energy, Inc.	White & Case LLP
655 Campbell Technology Parkway	1221 Avenue of the Americas
Suite 150	New York, New York 10020
Campbell, CA 95008	Attn: Colin Diamond
Attn: Zvi Alon	Bryan Luchs
Email: Zvi.Alon@tigoenergy.com	Laura Katherine Mann
Email: cdiamond@whitecase.com
bryan.luchs@whitecase.com
laurakatherine.mann@whitecase.com

or to such other respective address as each Party may designate by notice given in accordance with this Section 5.1.

5.2               Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Restricted Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.3               Assignment. The Restricted Parties may not assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the Company’s prior written consent. The Company may freely assign this Agreement and any rights under this Agreement or delegate any duties under this Agreement without the prior written consent of the Restricted Parties.

5.4               Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties, and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.

5.5               Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable and upon a determination that any provision of this Agreement is invalid or unenforceable, such provision shall be replaced, to the extent legally possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision.

5.6               References. When a reference is made in this Agreement to the preamble or Recitals or an Article, Section, clause, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender as the context requires. The word “or” shall not be exclusive. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section. References to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time, unless otherwise stated. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, reorganization or otherwise, and permitted assigns.

5.7               Construction. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

5.8               Governing Law; Jurisdiction; Arbitration.

(a)                Governing Law. This Agreement and all claims arising hereunder or in connection herewith will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)                Jurisdiction. Notwithstanding anything to the contrary herein, a party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, including, without limitation, in connection with any breach of a non-competition covenant, non-solicitation covenant or other restrictive covenant, and any such application shall not be deemed incompatible with or otherwise serve as a waiver of this Agreement. To the extent either party seeks to enforce an arbitration award pursuant to this Agreement, each of the parties irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware.

(c)                Arbitration. In the event a dispute arises among the parties hereto which the parties are unable to resolve themselves, then, upon written demand of a party, the matter or matters upon which the parties do not agree shall be first submitted to mediation in New Castle County, Delaware, in accordance with the rules of the American Arbitration Association (“AAA”). The parties shall use best efforts to schedule this mediation within thirty (30) days of the written demand. In the event that mediation is unsuccessful, as determined by the mediator, the dispute shall be settled by arbitration in New Castle County, Delaware, in accordance with the Commercial Arbitration or Employment rules of AAA (except for requests for injunctive relief, which may be made to any court of competent jurisdiction). Each party to this Agreement agrees to consider himself/herself bound and to be bound by any award or decision made by the arbitrators pursuant to this subsection. Any judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that the arbitrator shall award reasonable costs and attorney’s fees to the prevailing party. The parties hereto and the arbitrator will maintain in confidence the existence of the arbitration proceeding, all materials filed in conjunction therewith and the substance of the underlying dispute unless and then only to the extent that disclosure is otherwise required by applicable law.

(d)                Reliance. Each of the parties hereto acknowledges that he, she or it has been informed by each other party that the provisions of this Section 5.8 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

5.9               Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or email transmission. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile, .pdf or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile, .pdf or email transmission.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties sign this Agreement on the date first above written.

THE COMPANY:	TIGO ENERGY, INC.

By:
Name:	Zvi Alon
Title:	Chief Executive Officer

[Signature Page to Restrictive Covenant Agreement]

RESTRICTED PARTY:

[____]

By:

Name: [____]

Address for notices:

[ADDRESS]
[ADDRESS]
Email: [____]

[Signature Page to Restrictive Covenant Agreement]